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                                                               Exhibit No. 10.40

                              Memorandum of Intent

         This is a Memorandum of Intent by and between Waste Technology Corp. ("Seller"), a Delaware corporation, and Sidney Wildes and Forrest H. Wildes ("Buyer").

                                   BACKGROUND

         A. Seller owns International Press & Shear Inc. ("IPS"), a Georgia corporation, which owns and operates a hydraulic press baler manufacturing facility in Baxley, Georgia.

         B. Buyers are officers of IPS and manage the said IPS facility.

         C. It is in the best interests of Seller and its shareholders to sell the IPS facility, and Buyers are logical purchasers, with their background in the baler industry and close involvement with IPS.

         D. Buyers, together with possible other investors, are interested in acquiring the assets of IPS, along with its name but not the stock of the corporation.

         E. This Memorandum outlines the intention of the parties as developed to this date.

                             STATEMENT OF INTENTION

         The parties intend to negotiate in good faith to reach and execute a definitive agreement whereby Buyer would acquire substantially all of the assets and assume certain liabilities of IPS on terms to be contained in a definitive Asset Purchase Agreement (the "APA") to be entered into between the parties including substantially the following:

         1. Assets. Buyer would acquire the tangible and intangible assets of IPS, including but not limited to land, buildings, real and personal property leases, inventory, finished goods, work-in-process, patent rights (subject to paragraph 4), parts, furnishings, fixtures, equipment, name, signage, telephone numbers, listings, supplies, accounts receivable, orders and contract rights in existence and reflected upon the financial statements of IPS as of the date of closing, which shall be substantially the same as on October 31, 1999, subject only to the operation of the business of IPS in accordance with Section 5 hereof.

         2. Purchase Price. The purchase price of the said assets shall be the sum of $800,000, plus the assumption of the liabilities set forth in paragraph 3 hereof. Eighty percent (80%) of the purchase price will be paid at closing, with the balance due and payable sixty (60) days after closing.

         3. Liabilities. Buyer will assume and indemnify Seller against the following liabilities:

                  a. Note payable to Appling County for EIP loan secured by equipment.

                  b. Lease/purchase payment in favor of the Development Authority of Appling County, payable directly to SouthTrust Bank.

                  c. Guaranty of note payable to SunTrust Bank secured by baler sold to AmeriTech.


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Buyer will also assume all IPS liabilities as of the closing date which are properly reflected on IPS's balance sheet which shall be substantially the same as of October 31, 1999 as of the date of closing, a copy of which is attached hereto as Exhibit A. Provided, however, Seller, and not Buyer, shall be liable for all warranty and product liability claims on equipment manufactured by IPS prior to the closing date. Buyers will personally indemnify Sellers against any loss resulting from the liabilities listed as paragraphs a., b, and c, of this Section and the liabilities listed on Exhibit B attached hereto and made a part of this agreement.

         4. Patents. The parties acknowledge a controversy regarding the hinge side patent acquired in the name of Sunny Rosser while employed by IPS/Seller (the "Patent"), and the uncertain status of ownership of the Patent. With Seller's knowledge and consent, Buyer has been negotiating with Rosser to acquire the Patent, and Buyer has secured an option to so acquire it. As a part of the transaction contemplated by this memorandum, Seller will convey and relinquish unto Buyer all right, title and interest it has or may have in and to the Patent. Buyer will grant Seller a license to manufacture for its own sales purposes seven- and eight-inch bore standard hinge side closed door and open end auto tie products; such license will not include any high speed or large wide box two-ram machines. Seller shall pay to Buyer patent royalties equal to Seller's proportionate share of the royalties paid by Buyer to Rosser, based upon their respective sales of equipment subject to the Patent. Seller's right to manufacture said products shall be co-existent with Buyer's right to manufacture the same equipment as long as the required royalties are paid, but Buyer shall not grant such a right or license to any other entity in the United States. Seller's rights to manufacture and sell such patented products shall be limited to itself, with no right to assign or license the said rights to any other party.

         5. Interim Operation of Business. Buyer and Seller will continue to operate the business of IPS in the same manner the business has been conducted through the date of closing. All sales and accounts receivable will be directed to the Baxley plant account and all payables directly attributable to its operations will be paid from said account. No income or other funds will be credited to any inter-company expenses or loans, which accounts with any current balances will terminate as of closing.

         6. Employees. Buyer shall not assume any employee obligations, including any employment contracts, and specifically including any compensation due Fred Johnson and/or Sunny Rosser, which shall be satisfied by Seller pursuant to negotiations between Seller and those persons. All employee matters, including wages, salaries, benefits, bonuses, payroll taxes and workers' compensation entitlements shall be paid in full or accrued by Seller as of the date of closing, with Buyer to have no responsibility for any such issues accruing prior to the date of sale.


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Buyers shall waive and relieve Seller of any back pay issues applicable to them.

         7. Private Labeling; Product Cooperation. Each party will be willing to manufacture baling presses for the other as a private labeled product, for a price equal to five percent (5%) below dealer net price. Such cooperation shall include Buyer's manufacture for Seller of the nine inch (9") hinge side standard machine, and Seller's providing to Buyer auto-tie/twister products including the complete machine and components thereof, including service parts and components thereof.

         8. Conditions. Consummation of the transaction contemplated by this agreement is expressly conditioned upon the following:

                  a. Negotiation and execution of an APA in form and substance satisfactory to Buyer and Seller, which contains customary representations, warranties, indemnities and contingencies.

                  c. Receipts of consents as may be necessary for the purchase and/or assignment of all tangible and intangible assets, leases and contracts.

                  d. Receipt of consents as may be necessary for Buyer to assume liabilities stated in paragraph 3 hereof.

                  e. Satisfactory indemnification of claims relating to taxes, product liability, warranty, environmental matters and other IPS liabilities not expressly assumed by Buyer arising out of events occurring prior to closing.

                  f. Assurance of good, marketable title to the assets to be acquired by Buyer unencumbered by any liabilities except those expressly assumed herein and at closing Buyer.

                  g. Compliance with all securities regulations applicable to the transactions completed by this agreement.

         9. Acceptance and Closing. If this memorandum of intent is not executed by both parties by November 2nd, 1999, it shall become null and void. The closing of the transaction contemplated by this document shall be concluded as expeditiously as practicable with full cooperation by both parties. Closing is scheduled for November 15, 1999, and will actually occur sooner or later as may be reasonably practical.

         10. Assignment. Buyer shall have the right to assign its rights and obligations under this memorandum of intent and any asset purchase agreement subsequently entered into between the parties to a corporation or other entity which would include the Forrest and Sidney Wildes as substantial shareholders.


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         IN WITNESS WHEREOF, the parties have signed and sealed this Memorandum of Intent evidencing their agreement with the terms hereof, on the date(s) indicated below.

                                               SELLER:
                                               WASTE TECHNOLOGY CORP.     (L.S.)

Date: 11/2/99                                  By: /s/ Ted C. Flood
                                               ---------------------------
                                                     Ted Flood, CEO


                                               BUYER:

Date: 11/2/99                                  /s/ Sidney Wildes          (L.S.)
                                               ---------------------------
                                               Sidney Wildes

Date: 11/2/99                                  /s/ Forrest H. Wildes      (L.S.)
                                               ---------------------------
                                               Forrest H. Wildes




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